SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                 Final Amendment

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           Bristol West Holdings, Inc.
                           ---------------------------
                                (Name of Issuer)



                                  Common Stock
                                  ------------
                         (Title of Class of Securities)



                                    11037M105
                                    ---------
                                 (CUSIP Number)



                               September 30, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |X|  Rule 13d-1(b)
        |_|  Rule 13d-1(c)
        |_|  Rule 13d-1(d)

                                     ------


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 11037M105                                            Page 2 of 6 Pages
--------------------------------------------------------------------------------

1)        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Gilder, Gagnon, Howe & Co. LLC
          13-3174112
--------------------------------------------------------------------------------
2)        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|

                                                                     (b) |_|
--------------------------------------------------------------------------------
3)        SEC USE ONLY


--------------------------------------------------------------------------------
4)        CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------------------------------------------------------------------------------
                               5)       SOLE VOTING POWER

          NUMBER                        None
          OF                   ------------------------------------------------
          SHARES               6)       SHARED VOTING POWER
          BENEFICIALLY
          OWNED BY                      None
          EACH                 ------------------------------------------------
          REPORTING            7)       SOLE DISPOSITIVE POWER
          PERSON
          WITH                          None
                               ------------------------------------------------
                               8)       SHARED DISPOSITIVE POWER

                                        1,494,343
-------------------------------------------------------------------------------
9)        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,494,343
-------------------------------------------------------------------------------
10)       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      |_|
-------------------------------------------------------------------------------
11)       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.6%
-------------------------------------------------------------------------------
12)       TYPE OF REPORTING PERSON

          BD
-------------------------------------------------------------------------------

                                  Schedule 13G
                                  ------------

Item 1(a).     Name of Issuer:

Bristol West Holdings, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

5701 Stirling Road
Davie, FL  33314

Item 2(a).     Name of Person Filing:

Gilder, Gagnon, Howe & Co. LLC

Item 2(b).     Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c).     Citizenship:

New York

Item 2(d).     Title of Class of Securities:

Common Stock

Item 2(e).     CUSIP Number:

11037M105

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

               (a)    [x]    Broker or Dealer Registered Under Section 15 of the
                             Act (15 U.S.C. 78o)

               (b)    |_|    Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c)

               (c)    |_|    Insurance Company as defined in section 3(a)(19) of
                             the Act (15 U.S.C. 78c)

               (d)    |_|    Investment Company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8)

               (e)    |_|    Investment Adviser in accordance with ss.
                             240.13d-1(b)(1)(ii)(E)

               (f)    |_|    Employee benefit plan or endowment fund in
                             accordance with ss. 240.13d-1(b)(1)(ii)(F)

               (g)    |_|    Parent Holding Company or control person in
                             accordance with ss.240.13d-1(b)(ii)(G)

               (h)    |_|    Savings Association as defined in ss.3(b) of the
                             Federal Deposit Insurance Act (12 U.S.C. 1813)

               (i)    |_|    Church plan that is excluded from the definition of
                             an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

               (j)    |_|    Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.        Ownership.

               (a)    Amount beneficially owned:  1,494,343

               (b)    Percent of class:  4.6%

               (c)    Number of shares as to which such person has:

                      (i)    Sole power to vote or to direct the vote:  None

                      (ii)   Shared power to vote or to direct the vote:  None

                      (iii) Sole power to dispose or to direct the disposition of: None

                      (iv) Shared power to dispose or to direct the disposition of: 1,494,343

               The shares reported include 1,492,034 shares held in customer accounts over which partners and/or employees of the Reporting Person have discretionary authority to dispose of or direct the disposition of the shares and 2,309 shares held in accounts owned by the partners of the Reporting Person and their families.

Item 5.        Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.        Identification and Classification of Members of the Group.

Not applicable

Item 9.        Notice of Dissolution of Group.

Not applicable

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE
                                    ---------


           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                              October 12, 2004
                                              -------------------------------
                                                Date


                                              /s/  Walter Weadock
                                              -------------------------------
                                                Signature


                                              Walter Weadock, Member
                                              -------------------------------
                                                Name/Title